UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2011

QSGI INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32620 (Commission File Number)	13-2599131 (IRS Employer Identification Number)
400 Royal Palm Way, Palm Beach, FL 33480 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (561) 629-5713

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 21, 2011, QSGI Green, Inc. (the Company) a wholly-owned subsidiary of QSGI, Inc. completed the transactions contemplated by the Asset Purchase Agreement (the Agreement) with The Gasket Guy, Inc (the Seller) a Florida Corporation, primarily engaged in the manufacture and installation of refrigeration gaskets throughout the United States.

The Agreement included in Exhibit 99.1 provides for (1) the purchase of $412,500 of operating assets, customer lists and all operating agreements formerly used by the Seller to manufacture and install its products and generate sales, (2) the purchase of $1 million of existing accounts receivable, (3) the conversion of $565,000 of the Seller’s existing bank note (4) the issuance of a $412,500 Seller’s note bearing interest at 7.5% and maturing December 5, 2016 with minimum EBITDA thresholds and subordinated to the Bank Note noted below and (5) an earn-out based on EBITDA milestones and multiples over a five-year period to be paid in the Company’s stock or cash with a maximum of $25 million total payout.  The Seller additionally signed non-competition agreements, non-disclosure agreements and five year employment agreements with the Company.  Text of the press release issued by the Company dated September 21, 2011, titled “QSGI Acquires Certain Assets of The Gasket Guy, Inc.” is furnished as Exhibit 99.2 to this current report.

On September 26, 2011, QSGI Green, Inc. a wholly-owned subsidiary of QSGI, Inc. (the Borrowers) entered into a loan agreement (the Bank Note) with First City Bank of Commerce (the Lender) in the amount of $564,775.23 to replace the Seller’s existing bank note. The Bank Note bears interest at 7.5% and has a maturity date of September 26, 2015.  The Bank Note is primarily supported by accounts receivable and inventory of the borrowers. The Bank Note’s guarantors are Avner Harel and Moshe Schneider, the two owners of the Seller.

ITEM 9.01	Financial Statements and Exhibits

(d)	The following exhibits are being filed or furnished with this report:
Exhibit Number	Description
99.1	Asset Purchase Agreement
99.2	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QSGI INC.
Date: September 27, 2011	By: /S/ Marc Sherman
Marc Sherman
Chairman of the Board